Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

This Agreement is made on October 1, 2005

Between

(1)	Blockbuster Entertainment Limited (“Blockbuster”), a company incorporated in England and Wales under registration number 2111417, the registered office of which is Harefield Place, The Drive, Uxbridge, Middlesex, UB10 8AQ, a subsidiary of Blockbuster Inc.; and

(2)	Christopher Wyatt (“you”).

In this Agreement the words set out below shall have the following meanings:

The “Board” means the board of directors from time to time of Blockbuster or a duly authorised committee of it;

The “Group” means Blockbuster, any subsidiary of Blockbuster, any holding company of Blockbuster, any subsidiary of such holding company and any company designated by the Board as an associated company from time to time.

1. Appointment (a) Blockbuster will employ you, and you will [continue to] serve Blockbuster as Executive Vice President and President International

(b) This Agreement will be effective as of October 1st 2005 and will continue thereafter until terminated by either party in accordance with Paragraph 9 below. Your continuous period of employment with Blockbuster commenced on 15 July 1996.

2. Duties (a) You agree to devote your entire business time, attention and energies to the business of Blockbuster and the Group during your employment. You will be Executive Vice President and President, International of Blockbuster, and you agree to perform all duties reasonable and consistent with that (or such comparable office) or other individual designated by the Chief Executive Officer (the “CEO”) of Blockbuster Inc. may assign to you from time to time.

(b) Your normal place of work will be at Harefield Place. However, you will attend and work at any premises of the Blockbuster Group company, and travel and work both in the United Kingdom and abroad, as may be required for the proper fulfilment of your duties.

(c) You will, whenever so required for the proper fulfilment of your duties, work without further remuneration in excess of normal hours of work of Blockbuster which are [9.00am to 5.30pm Monday to Friday]. You agree that for the purposes of the Working Time Regulations 1988 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly hours shall not apply to your employment. The Executive may withdraw consent by giving Blockbuster not less than three month’s notice in writing.

3. Compensation.

(a) Salary. For all the services rendered by you in any capacity under this Agreement, Blockbuster agrees to pay you a basic salary at the rate of £346,000 per annum accruing from day to day (“Salary”), less deductions for tax and National Insurance, which is payable by equal monthly instalments in arrears on or before the 23rd day of each calendar month, in accordance with Blockbuster’s payroll practices as they may exist from time to time and includes any directors fees payable in relation to your acting as officer of Blockbuster or any affiliated company.

(b) Bonus Compensation. You also will receive bonus compensation (“Bonus”) in accordance with Blockbuster’s Short-Term Incentive Plan or, if applicable, Blockbuster’s Senior Executive Short-Term Incentive Plan, each as may be amended from time to time (either of such plans, as applicable, to be hereinafter referred to as the “STIP”) and as follows:

(i) Your target bonus (“Target Bonus”) for each calendar year will be 60% of your Salary on November 1st of the calendar year; provided that, for any years in which you are a participant in Blockbuster’s Senior Executive Short-Term Incentive Plan, for purposes of this Section 3(b)(i), your Target Bonus will be based on your Salary as defined in such plan. Your Bonus may be prorated for any portion of the calendar year that you were employed under this Agreement.

(ii) Your Bonus for any calendar year will be payable, less applicable deductions and withholding taxes, by the end of the first quarter of the following year.

4.	Holiday

(a)You will be entitled, with full remuneration, to the usual public and statutory holidays and a further 25 working days’ holiday in each full holiday year, to be taken at such times as will be agreed between you and the Board or, failing agreement, as the Board may determine. Holidays must be requested as far in advance as is practicable and in any event not less than one week prior to the start of the holiday.

(b)Your holiday entitlement will be deemed to accrue from day to day and may not be carried over from one holiday year to the next. No payment will be made to you in lieu of holiday accrued but not taken by you save on the termination of your employment. However, where you are dismissed pursuant to Clause 9 any such payment will be limited to that required by law. If on termination of your employment you have exceeded your accrued holiday entitlement, the appropriate deduction will be made from your final salary payment.

(c) Blockbuster’s holiday year runs fro 1 April to 31 March.

5.	Benefits.

(a) You are eligible to participate in such medical, life insurance, permanent health insurance, long-term incentive and other plans as Blockbuster may have or establish from time to time and in which you would be entitled to participate under the terms of the plan. This provision, however, will not be construed to either require Blockbuster to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan will affect this Agreement. It is agreed that Blockbuster will not be liable to you for any default, act, error, omission or otherwise of any third party, insurer or provider of any of these plans.

(b) You are entitled to be a member of Blockbuster’s pension scheme subject to the rules and regulations of the scheme from time to time. Blockbuster will make a contribution of up to 15% of your Salary per year into the scheme. Blockbuster reserves the right to amend or substitute the terms, or wholly replace the scheme. There is not a contracting out certificate in respect of the pension scheme.

(c) If you are prevented by illness or accident from working you must provide a statement of your disability signed by a medical practitioner covering absence after the seventh day. Blockbuster will pay your salary in full for five days per annum and additionally at the discretion of the Board. Such remuneration will be inclusive of statutory sick pay.

(d) Blockbuster provides access to permanent health insurance (PHI) which is operated by a third party insurer. Information regarding this scheme is available from Human Resources. For the periods that you receive compensation and benefits under the PHI scheme, such compensation and benefits and the bonus compensation provided by the PHI are in lieu of Salary and Bonus under paragraphs 3(a) and (b). It is agreed that Blockbuster will not be liable to you for any default, act, error or omission or otherwise of the insurer or provider of the PHI scheme.

6.	Business Expenses; Car Allowance and Insurance.

(a) During your employment under this Agreement, Blockbuster will reimburse you for such reasonable travel and other expenses incurred in the performance of your duties consistent with Blockbuster’s then applicable expense reimbursement policies for Blockbuster executives at comparable position levels.

(b) Subject to your holding a current full driving licence, Blockbuster will provide you with a motorcar of a make, model and specification commensurate with your status (in the reasonable opinion of Blockbuster) for your sole business use, together with appropriate insurance and a fuel card and in accordance with Blockbuster’s policies, as may be amended from time to time. On the termination of your employment, you shall have no entitlement to compensation for loss of use of the motorcar and related insurance and fuel card, and shall return the motorcar forthwith in good condition, together with all keys, documents, fuel card, mobile phone and other property relating to it, to Blockbuster or as directed by Blockbuster.

7.	Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with Blockbuster is on an exclusive basis and that, while you are employed by Blockbuster, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You agree that after the date of termination of your employment (“the Termination Date”) you will not, without the prior written approval of Blockbuster, directly or indirectly as an owner, partner, stockholder, officer, employee, director, agent of or consultant whether for your own benefit or that of others during the Non-Compete Period (as defined below):

(i)	engage in or participate in any Blockbuster Competitor;

(ii)	render or attempt to render any Restricted Services within a Restricted Area for any Blockbuster Competitor;

(iii)	solicit, entice or induce any Key Employee to become employed or engaged by any Blockbuster Competitor or by you or by any other person, firm, company or association.

You acknowledge that the restrictions in this Clause are independent and severable and that they are fair and necessary to protect the legitimate business interests of Blockbuster. You undertake to inform any prospective new employer of these restrictions.

(1) Unless otherwise set forth herein, the “Non-Compete Period” is the period of six (6) months immediately following the Termination Date.

(2) A “Blockbuster Competitor” is any business entity which at the Termination Date engages in the acquisition, aggregation, or delivery of audio or video entertainment, including but not limited to the rental, purchase, trading or sale of video, DVD, or other movie product, equipment, or video games, either (i) in electronic, digital, or internet commerce, or (ii) within a Restricted Area; provided that such acquisition, aggregation, or delivery of audio or video entertainment constituted at least twenty percent (20%) of the business entity’s total revenue in the twelve (12) months preceding the termination date or in the business entity’s most recent fiscal year.

(3) A “Restricted Area” is the United Kingdom and any country where in the 12 months preceding the Termination Date you have performed your duties for Blockbuster and where Blockbuster has its operations (or is engaged in real estate site selection or has taken other steps toward the commencement of operations), either alone or in association with another entity

(4) “Restricted Services” means services of a type provided by Blockbuster at any time during the 12 months preceding the Termination Date (specifically including the acquisition, aggregation, or delivery of audio or video entertainment which includes but is not limited to the rental, purchase, trading or sale of video, DVD, or other movie product, equipment, or video games) and in connection with which you have been materially involved in that period;

(5) “Key Employee” means any person who at any time during the 12 months immediately preceding the Termination Date was and remains an employee of Blockbuster in the following capacities: managerial, marketing, or director and with whom you had direct dealings in the 12 months prior to the Termination Date.

You agree that this non-compete covenant is ancillary to an otherwise enforceable agreement, including but not limited to the confidentiality covenant and the payment provisions in Paragraph 3.

(b) Confidential Information. You agree that, during your employment and at any time thereafter, (i) you will not (a) use for any purpose other than the duly authorized business of Blockbuster conducted in the course of your employment at Blockbuster or, (b) disclose to any third party, any business information, technological information, intellectual property, trade secrets and other information belonging to Blockbuster or any of its affiliated companies or relating to Blockbuster’s business, technology, or customers (“Confidential Information”), including, without limitation, any written (including in any electronic form) or oral communication incorporating Confidential Information in any way; and (ii) you will comply with any and all confidentiality obligations of Blockbuster to a third party, whether arising under a written agreement or otherwise. Information will not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c) Intellectual Property Rights.

(i) You will promptly disclose and deliver to the Company for the exclusive use and benefit of the Group full details of any Inventions upon the making, devising or discovering of the same during your employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company. You will, irrespective of the termination of the your employment, give all information and data in your possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as the Board may deem appropriate to enable the full and effectual working, production or use of the same.

(ii) You will, without additional payment to you (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of your employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by you during the employment.

(iii) You:

(a) will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company) in any or all countries relating to any Inventions or other materials produced by you during your employment in the Company or its nominee absolutely;

(b) with full title guarantee hereby assign (insofar as title to them does not automatically vest in the Company as a consequence of your employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by you during your employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely; and

(c) waive all moral rights arising from any such original material so far as you may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

(iv) Without prejudice to the generality of Clauses (c)(ii) and (c)(iii), you hereby irrevocably and by way of security appoint the Company as your attorney in your stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause.

(v) The Executive will do nothing (whether by omission or commission) during your employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation you shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. You will at the direction and expense of the Company promptly render all assistance within your power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.

(vi) Nothing in this Agreement obliges any member of the Group to seek patent or other protection for any Invention nor to exploit any Invention.

(d) Litigation. You agree that, during your employment and the pendancy of any litigation or other proceeding, and at any time thereafter, (i) you will not communicate with anyone (other than your own attorneys or tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Blockbuster or any of Blockbuster’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster or Blockbuster’s counsel; and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you will promptly notify Blockbuster’s counsel before providing such information or documents.

(e) No Right to Give Interviews, Write Books, or Articles. During your employment and at any time thereafter, except as authorized by Blockbuster, you will not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Blockbuster or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Blockbuster or any of its affiliated companies, will remain the exclusive property of Blockbuster. In the event of the termination of your employment for any reason, Blockbuster reserves the right, to the extent permitted by law and in addition to any other remedy Blockbuster may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to Blockbuster or any of its affiliated companies at the time of or subsequent to the termination of your employment with Blockbuster, and (ii) the value of the Blockbuster property which you retain in your possession after the termination of your employment with Blockbuster. This Agreement will serve as consent for the purposes of part II Employment Rights Act 1996 (Protection of Wages).

(g) Non-Disparagement. You agree that, during your employment and at any time thereafter, you will not, in any communications with the press or other media or any customer, client or supplier of Blockbuster or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Blockbuster or any of its affiliated companies or any of their respective directors or officers.

(h) Injunctive Relief. Blockbuster has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 7(a) through (g) of this Agreement will result in irreparable damage to Blockbuster, and, accordingly, Blockbuster shall be entitled to obtain injunctive and other appropriate relief (including damages) for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Blockbuster.

8. Survival; Modification of Terms. Your obligations under Paragraph 7(a) through (h) will remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment for any reason. You and Blockbuster agree that the restrictions and remedies contained in paragraphs 7(a) through (h) are reasonable and that it is your intention and the intention of Blockbuster that such restrictions and remedies will be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction will find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy will apply with the modification necessary to make it enforceable.

9.	Termination.

(a) Termination for Breach. Blockbuster may, at its option, terminate your employment under this Agreement without notice at any time and thereafter will have no further obligations under this Agreement, including, without limitation, any obligation to pay (whether in lieu of notice or otherwise) Salary or Bonus or provide benefits in the following circumstances (i) if you are found to be guilty of gross misconduct or incompetence or wilful neglect of duty; : (ii) if you are guilty of dishonesty; (iii) for non-compliance with any provisions of Blockbuster’s Statement of Business Conduct as amended from time to time; (iv) for conviction for any criminal offence (excluding road traffic offences for which you are not sentenced to any term of imprisonment) or bringing Blockbuster or any of its affiliated companies into disrepute; (v) for unauthorized disclosure of Confidential Information; (vi) for your failure to comply with a reasonable management order or direction from an executive(s) in your reporting line; (vii) for your material breach of this Agreement; (viii) for your failure (except in the event of your disability) or refusal to substantially perform your material obligations under this Agreement; if you are disqualified of prohibited from being a director by reason of any order made by any competent court. If you cease by your own act or default to be a director of Blockbuster; or if you become bankrupt, apply for a bankruptcy petition or have a bankruptcy order made against you, apply for or have made against you a receiving order or make any composition or enter into any deed of arrangement with your creditors.

(b) Notice. (i) Your employment will be terminable by Blockbuster providing you with six (6) months written notice (“the Notice Period”).

(ii) If Blockbuster terminates your Employment under Paragraph 9(b) and conditional on you entering into a valid waiver of claims [(a “Compromise Agreement”)] against Blockbuster and its affiliated companies in a form satisfactory to Blockbuster, then Blockbuster will make a further payment to you of the following:

(1) your Salary, as in effect on the Termination Date , (and excluding any possible salary increases) for up to eighteen (18) months after the Termination Date, paid in accordance with Blockbuster’s then effective payroll practices and/or in such instalments as Blockbuster deems appropriate;

(2) Bonus compensation for up to eighteen (18) months after the date of such termination, determined as follows:

(A)	for the portion of the calendar year from January 1st until the date Termination Date, bonus compensation will be determined in accordance with the STIP (i.e., based on Blockbuster’s achievement of specified goals and Blockbuster’s good faith estimate of your achievement of your personal goals, if applicable) and prorated for such period; and

(B)	all remaining bonus compensation will be determined based on achievement of Blockbuster’s specified goals;

(iii) You will be required to mitigate the amount of any payment provided for in (1) and (2) of this Paragraph 9(b)(ii) by seeking other employment, and the amount of such payments (before statutory deductions) will be reduced by any income (before statutory deductions) received by you from any source, including, without limitation, salary, joining bonuses or annual bonus compensation, consulting fees, and commission payments; provided, that mitigation will not be required, and no reduction for other compensation will be made, for six (6) months after the Termination Date. However, should you obtain employment or other paid work with a Blockbuster Competitor as defined in Paragraph 7(a)(2) herein, all payments provided for in (1) and (2) of this Paragraph 9(b)(ii) will cease immediately from the date such employment or work is offered to you and no further payments will be owed to you by Blockbuster.

In the event that you do not keep Blockbuster truthfully informed regarding income you receive during the eighteen (18) month period following the Termination Date then Blockbuster will be entitled to make a good faith estimate of the income that you have received and to deduct those amounts from payments due to you under Clause 9(b)(ii).

You agree to fully and promptly notify Blockbuster of all efforts to find employment or paid work, and any compensation earned by you during the period when such mitigation is required, and to promptly respond to any inquiries from Blockbuster with respect to such compensation or your efforts to fulfil your mitigation obligations under this provision.

(c) Termination by you. (i) You agree to provide Blockbuster with three (3) months written notice of your intent to resign your employment with Blockbuster .

(ii) In such circumstances, and conditional on you entering into a Compromise Agreement Blockbuster will further pay you your basic Salary (as in effect on the date you provide written notice to Blockbuster) for an additional six (6) month mitigated severance period, subject to all provisions regarding mitigation as set forth in Clause 9(c)(iii) below.

(iii) You will be required to mitigate the amount of any payment provided for in clause 9(c)(ii) above by seeking other employment, and the amount of such payments (before statutory reductions) will be reduced by any income (before statutory deductions) received by you from any source, including, without limitation, salary, joining bonuses or annual bonus compensation, consulting fees, and commission payments. Should you obtain employment or other paid work with a Blockbuster Competitor as defined in paragraph 7(a)(ii) herein, all payments provided for paragraph 9(c) (ii) above will cease immediately from the date that employment or work is offered to you and no further payments will be owed to you by Blockbuster. In the event that you do not keep Blockbuster truthfully informed regarding income you receive during the 6 month period following the Termination Date then Blockbuster will be entitled to make a good faith estimate of income that you have received and to deduct those amounts from payments due to you under this clause 9(c)(ii). You agree to fully and promptly notify Blockbuster of all efforts to find employment or paid work, and any compensation earned by you during the period when such mitigation is required, and to promptly respond to any enquiries from Blockbuster with respect to such compensation or your efforts to fulfil your mitigation obligations under this provision.

(d) (i) Pay in lieu of notice. Blockbuster will be entitled at its sole discretion to make a payment of basic full salary [and benefits] to you in lieu of notice and to deduct sums equivalent to tax and national insurance from any such payment.

(ii) Garden leave. During any period of notice, you may be required by Blockbuster for up to 6 months in its absolute discretion not to attend at Blockbuster’s premises at any time and not to perform any duties for Blockbuster or to perform only such duties, specific projects or tasks as are assigned to you expressly by Blockbuster, for such period and at such place or places as Blockbuster deems necessary, provided that you will be entitled to receive your basic salary [and benefits] during such period. For the avoidance of doubt you will remain an employee of Blockbuster during any such period and may not carry out any work for any third party.

(e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary, participation in all Blockbuster benefit plans and programs (including, without limitation, , medical coverage, life insurance, the pension benefits, excess plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing will not apply to any Blockbuster or Viacom stock options granted to you and, after the termination of your employment, your rights with respect to any stock options will be governed by the terms of the applicable Blockbuster and Viacom stock option agreements and the applicable Blockbuster and Viacom Long-Term Management Incentive Plans.

(f) Resignation from Official Positions. If your employment with Blockbuster terminates for any reason, you will resign immediately from any and all officer or director positions that you may have held with Blockbuster or any of its then-current or previously affiliated companies and all Board seats or other positions in other entities you held on behalf of Blockbuster. You agree to execute, upon the request of Blockbuster, any documents or instruments which Blockbuster may deem necessary or desirable to effectuate such resignation or resignations, and you hereby irrevocably appoint Blockbuster as your attorney in name and on your behalf to act and sign, execute and do all acts necessary to effect such resignations.

10. Death. In the event of your death while actively employed, your beneficiary or estate will receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) Bonus compensation for the calendar year in which the death occurs, determined in accordance with the STIP (i.e., based upon Blockbuster’s achievement of specified goals and Blockbuster’s good faith estimate of your achievement of your personal goals, if applicable) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by the end of first quarter of the following year. Notwithstanding anything to the contrary in this Agreement, your employment will terminate as of the date of your death.

11. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Blockbuster for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Blockbuster and/or any of its affiliated companies.

12. Equal Opportunity Employer. You recognize that Blockbuster is an equal opportunity employer. You agree that you will comply with Blockbuster policies regarding employment practices and with applicable legislation and English law prohibiting discrimination and harassment on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status.

13. Disciplinary and Grievance Procedures. (i) Details of Blockbuster’s standard disciplinary and grievance procedures can be obtained from the Employee Handbook. Any matter of discipline or any grievance will be dealt with as deemed appropriate in the circumstances.

(ii) Blockbuster retains the right to suspend you from the employment on full salary at any time for a reasonable period to investigate any matter in which it reasonably believes you are implicated or involved (whether directly or indirectly). For the avoidance of doubt, suspension is not a disciplinary sanction.

14. Statement of Business Conduct. You acknowledge you have read and agree that you will comply with the Blockbuster Statement of Business Conduct as it may be amended from time to time.

15. Notices. All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of Blockbuster, to the attention of the General Counsel of Blockbuster, 1201 Elm Street, Dallas, Texas 75270, USA. Any notice given by mail will be deemed to have been given three (3) days following such mailing.

16. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Blockbuster except that Blockbuster may assign this Agreement to any affiliated company of or any successor in interest to Blockbuster.

17. No Implied Contract. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance will be deemed to imply an agreement.

18. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only in writing signed by both parties.

19. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, will be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision will apply with the modification necessary to make it enforceable, and will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

20. Supersedes Prior Agreement. This Agreement supersedes and cancels all prior agreements relating to your employment by Blockbuster or any of its affiliated companies with respect to your employment by Blockbuster.

21. Data Protection. By signing this employment agreement you agree that Blockbuster may pass relevant personnel records to Blockbuster Inc in Dallas, Texas, USA and other Group companies as required. Your records will continue to be handled in accordance with Blockbuster’s standards of good practice and in accordance with agreed data security arrangements between Blockbuster UK and Blockbuster Inc.

22. Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of England. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the English Courts.

23. In this agreement the expression “affiliated company” shall include: Viacom UK Limited, Blockbuster Inc., Simon & Schuster Limited, Simon and Schuster Inc, CBS Corporation Inc, Infinity Inc., MTV Europe (a partnership), MTV Networks Europe Inc, Viacom Networks Europe Inc., Gulf DTH Productions, Nickleodeon UK (a partnership), Paramount Communications Corporation, and any Company which for the time being is a subsidiary or holding Company (as those expressions are defined in Section 736 of the Companies Act 1985) of any of them or any other subsidiary (other than the Employer) of any such holding company, and shall also include any partnership or joint venture entered into by any such affiliated company.

If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of Blockbuster; after this Agreement has been executed by Blockbuster and a fully-executed copy returned to you, it will constitute a binding agreement between us.

EXECUTED as a Deed by:

Blockbuster Entertainment Limited		BLOCKBUSTER INC.
Director
Director/Secretary

/s/ Phillip Mark Elliot
Date:	30/09/05	By:	/s/ Larry J. Zine
Larry J. Zine
EVP Chief Financial Office and CAO

		Date:	10/14/05

SIGNED as a Deed and DELIVERED

By:	/s/ Christopher Wyatt
Christopher Wyatt
[INSERT NAME OF EMPLOYEE]

Date:	30/09/2005

In the presence of:

Witness signature: /s/ S.J. Clarke

Name: S.J. Clarke

Address:	68 The Drive, Harefield Place, Uxbridge

Occupation: Accountant